Exhibit 99.1

Kodak Earns $92 Million in the Fourth Quarter on Sales of $3.220 Billion; Fourth-Quarter Digital Revenue Grows by 15%

Company Exceeds Full-Year Cash and Digital Revenue Goals

Achieves Digital and Overall EFO Targets

Sales of Consumer Inkjet Printers Exceed Company’s 2007 Goal of 500,000 Units

ROCHESTER, N.Y.--(BUSINESS WIRE)--Eastman Kodak Company (NYSE:EK) today reported fourth-quarter earnings from continuing operations of $92 million, or $0.31 per share, on higher year-over-year revenues, reflecting the emergence of a new, more profitable company.

Kodak also met or exceeded all of its key financial commitments and strategic goals for 2007, most notably:

  Delivering an 8% increase in digital revenue
  Achieving digital earnings of $176 million
  Net Cash Generation of $333 million
  On a GAAP basis, for the total year, revenue declined by 3% and cash provided by operating activities from continuing operations was $352 million
  Aggressive entrance into new markets and product categories, including the introduction of the KODAK All-in-One Inkjet Printing System, KODAK digital picture frames, KODAK InSite enterprise management software, and the KODAK NEXPRESS S3000 Digital Production Color Press
  Completion of the company’s four-year corporate restructuring program
  Achieving targeted cost model for the year and reducing full-year Selling, General and Administrative costs from 18.5% to 17.1% of revenue

“I am thrilled with our 2007 performance, as it is powerful evidence that a new Kodak has emerged and is producing solid, value-creating growth,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “We delivered another strong quarter, and another strong year of earnings growth, and met or exceeded every important goal that we set for ourselves.

“In addition, we successfully entered the $50 billion consumer inkjet market and exceeded our first-year printer sales goal. What’s more, third-party data indicates that Kodak is enjoying a 30% price premium over the industry average. Clearly, our value proposition is resonating with consumers and they are willing to pay a bit more for a Kodak printer because they know they will save money every time they print. Consumer inkjet is just one of several new product introductions that are receiving positive customer response. The more I see of them, the more optimistic I am about their success.”

Kodak’s digital revenue grew 15% in the fourth quarter of 2007, driven by strong year-over-year increases in all key digital businesses, partially offset by a decline in snapshot printing.

The company achieved $146 million in digital earnings for the fourth quarter, driven by an expanded product portfolio, intellectual property arrangements, and operational improvements, resulting in strong full-year earnings performance across the company’s digital business units. For the full year, the company delivered $176 million in digital earnings, a $189 million improvement from the prior year, significantly outpacing a $30 million year-over-year decline in traditional earnings. Earnings from continuing operations before interest, other income (charges), net, and income taxes were $130 million for the quarter and a loss of $230 million for the year.

On the basis of generally accepted accounting principles (GAAP), the company reported fourth-quarter earnings from continuing operations of $109 million pre-tax, $92 million after tax, or $0.31 per diluted share, reflecting the impact of 19 million additional shares from contingently convertible securities. This compares with earnings of $111 million pre-tax, and a loss of $15 million after tax, or $0.05 per share, in the year-ago period. Items of net expense impacting comparability in the fourth quarter of 2007 totaled $28 million after tax, or $0.09 per share. The most significant items were restructuring costs of $68 million before tax and $44 million after tax, or $0.14 per share, net gains on sale of property of $116 million before tax and $89 million after tax, or $0.29 per share, impairment of an investment of $46 million after tax, or $0.15 per share, and various other tax-related items totaling $25 million, or $0.08 per share. In the fourth quarter of 2006, items of net expense impacting comparability totaled $158 million after tax, or $0.55 per share, primarily reflecting restructuring costs and tax valuation allowances.

For the fourth quarter of 2007:

  Sales totaled $3.220 billion, an increase of 4% from $3.106 billion in the fourth quarter of 2006. Digital revenue totaled $2.262 billion, a 15% increase from $1.974 billion in the prior-year quarter. Traditional revenue totaled $951 million, a 15% decline from $1.117 billion in the fourth quarter of 2006.
  Digital earnings for the fourth quarter improved by $5 million, to $146 million this quarter, from $141 million in the year-ago quarter.

Other financial details:

  Gross Profit margin was 24.5% for the quarter, up from 23.8% in the year-ago period, primarily attributable to lower costs from manufacturing footprint reductions, intellectual property, and foreign exchange, partially offset by increased commodity costs and price/mix impacts.
  Selling, General and Administrative expenses increased by $48 million from the year-ago quarter, primarily reflecting the company’s investment in advertising to support new products, including its consumer inkjet printing system. As a result, SG&A as a percentage of revenue was 16%, compared with 15% in the year-ago quarter.
  Net Cash Generation for the fourth quarter was $1.132 billion, compared with $905 million in the year-ago quarter. This corresponds to net cash provided by operating activities from continuing operations of $1.046 billion for the fourth quarter, compared with $1.002 billion in the year-ago quarter.
  The company’s debt level stood at $1.597 billion as of December 31, 2007, a $1.181 billion reduction from the 2006 year-end debt level of $2.778 billion.
  Kodak held $2.947 billion in cash and cash equivalents as of December 31, 2007, an increase of $1.478 billion from the year-ago period.

Fourth-quarter segment sales and results from continuing operations, before interest, taxes, and other income and charges (earnings from operations), are as follows:

  Consumer Digital Imaging Group sales for the fourth quarter were $1.730 billion, an 8% increase from the prior-year quarter. Revenues from digital products grew by 17%, driven by growth in Digital Capture and Devices, kiosks and related media, and consumer inkjet printers. Earnings from operations improved by $13 million to $76 million, compared with $63 million in the year-ago quarter. This improvement was driven by an expanded product portfolio, intellectual property arrangements, and operational improvements in the Digital Capture and Devices business, partially offset by costs associated with new product introduction activities in the Inkjet Systems business.
  Graphic Communications Group sales for the fourth quarter were $998 million, a 7% increase from the year-ago quarter. Revenues from digital products grew by 12% to $891 million, driven by increased sales of digital plates, NEXPRESS digital color printing presses, and digital printing consumables. Earnings from operations were $33 million, compared with $47 million in the year-ago quarter. This earnings decline was primarily driven by higher aluminum and other costs, the impact of an intellectual property licensing settlement, and decreased sales and gross profit from traditional products.
  Film Products Group fourth-quarter sales were $463 million, down from $559 million in the year-ago quarter, representing a decrease of 17%. Earnings from operations were $40 million, compared with $83 million in the year-ago quarter. These results reflect impacts from volume and mix along with seasonal production slowdowns in film manufacturing, some initial effects from the writers’ strike, higher silver costs, and the impact associated with new and renewed film agreements.

Other 2007 Highlights:

  The company’s loss from continuing operations for 2007 was $205 million, or $0.71 per share, a $599 million, or $2.09 per share improvement, from the 2006 level. The favorable year-over-year change reflects a decrease in restructuring charges, as the company completed the final year of its corporate restructuring program. It also reflects greatly improved operational performance across all of the company’s businesses as well as reduced taxes and SG&A expenses versus the prior year.
  All of Kodak’s major businesses showed improvement in earnings from operations on a full-year basis. Specifically, CDG earnings from operations improved by $148 million from 2006. GCG earnings improved from $100 million in the year-ago period to $116 million in 2007. FPG earnings from operations were $369 million in 2007, compared with $368 million in the previous year, and its operating margin improved to 19% for the year, from 16% in the prior year, despite a 15% decline in revenue.
  Net Cash Generation for the full year was $333 million, compared with $365 million in 2006. This corresponds to net cash provided by operating activities from continuing operations of $352 million for 2007, compared with $685 million in 2006.

“Our corporate restructuring is now over and Kodak is revitalized and ready to grow,” said Perez. “We have a strong market position in a significant number of very promising digital businesses, a competitive operating structure, a powerful brand, and extremely valuable intellectual property. We are a new company with a strong emphasis on sustaining profitable growth, and the talent and resources necessary to achieve that goal. This positions us well for strong performance in 2008 and beyond.”

Conference Call

Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: 913-312-0838, access code 1475686. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time today by dialing 719-457-0820, access code 1475686. The playback number will be active until Wednesday, February 6, at 5:00 p.m. Eastern Time.

Outlook/Investor Meeting

The company will provide a detailed outlook for 2008 at its annual strategy meeting with the institutional investment community on Thursday, February 7, in New York City.

The meeting will be held at the Digital Sandbox Event Center, located at 55 Broad Street (between Beaver St & Exchange Place). The doors will open at 8:00 a.m. Eastern Time and investors are welcome to view and participate in demonstrations of some of the products that will help define Kodak’s future. The formal program, including presentations by Antonio Perez, Frank Sklarsky, and other senior Kodak managers will begin promptly at 9:00 a.m.

If you wish to attend, please RSVP by contacting Jo Ann Bruno at (585) 724-1130 or by e-mail to joann.bruno@kodak.com.

For those unable to attend in person, the meeting will be available via a live webcast. To access the webcast please go to: http://www.kodak.com/go/invest

The meeting will also be teleconferenced in listen-only mode. To listen please call 913-312-1386 access code 1981483 or ask for the Kodak Investor Meeting.

An audio replay of the meeting will be available beginning Friday, February 8, at 8:00 a.m. Eastern Time and will run until 5:00 p.m. on Friday, February 15. The replay phone number is 719-457-0820 and the access code is 1981483.

About Kodak

As the world's foremost imaging innovator, Kodak helps consumers, businesses, and creative professionals unleash the power of pictures and printing to enrich their lives.

To learn more, visit www.kodak.com, and our blogs: 1000words.kodak.com, and 1000nerds.kodak.com.

Editor’s Note: Kodak corporate news releases are now offered via RSS feeds. To subscribe, visit www.kodak.com/go/RSS and look for the RSS symbol. In addition, Kodak podcasts are viewable at www.kodak.com/go/podcasts. Podcasts may be downloaded for viewing on iTunes, Quicktime, or other PC-based media players. Users may also subscribe to Kodak podcasts via the iTunes store by typing “Kodak Close Up” in the search field at the top of the iTunes Store window.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding its digital businesses, operating structure, intellectual property and profitable growth are forward-looking statements.

Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

  execution of the digital growth and profitability strategies, business model and cash plan;
  implementation of the cost reduction programs;
  transition of certain financial processes and administrative functions to a global shared services model and the outsourcing of certain functions to third parties;
  implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants;
  development and implementation of product go-to-market and e-commerce strategies;
  protection, enforcement and defense of the Company's intellectual property, including defense of its products against the intellectual property challenges of others;
  execution of intellectual property licensing programs and other strategies;
  integration of the Company's businesses to SAP, the Company's enterprise system software;
  completion of various portfolio actions;
  reduction of inventories;
  integration of acquired businesses and consolidation of the Company's subsidiary structure;
  improvement in manufacturing productivity and techniques;
  improvement in working capital management and cash conversion cycle;
  continued availability of essential components and services from concentrated sources of supply;
  improvement in supply chain efficiency and dependability; and
  implementation of the strategies designed to address the decline in the Company's traditional businesses.

The forward-looking statements contained in this press release are subject to the following additional risk factors:

  inherent unpredictability of currency fluctuations, commodity prices and raw material costs;
  competitive actions, including pricing;
  the Company's ability to access capital markets;
  the nature and pace of technology evolution;
  changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;
  pension and other postretirement benefit cost factors such as actuarial assumptions, market performance, and employee retirement decisions;
  general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities or costs;
  changes in market growth;
  continued effectiveness of internal controls; and
  other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.

Eastman Kodak Company
Fourth Quarter and Year Ended 2007 Results
Non-GAAP Reconciliations

Within the Company's fourth quarter 2007 earnings release, reference is made to certain non-GAAP financial measures, including “digital revenue growth”, “digital earnings”, “net cash generation”, “traditional earnings”, “digital revenue”, “traditional revenue”, “CDG revenue from digital products growth”, “GCG revenue from digital products growth”. Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows as provided in the Form 8-K filed in connection with this press release.

The following table reconciles digital revenue, digital revenue growth, traditional revenue, and traditional revenue decline to the most directly comparable GAAP measure of consolidated revenue (dollar amounts in millions):

			Growth/			Growth/
	FY 2007	FY 2006	(Decline)	Q4 2007	Q4 2006	(Decline)

Digital revenue, as presented	$6,392	$5,945	8%	$2,262	$1,974	15%
Traditional revenue	3,877	4,574	-15%	951	1,117	-15%
New technologies revenue	32	49	-35%	7	15	-53%
Consolidated revenue (GAAP basis), as presented	$10,301	$10,568	-3%	$3,220	$3,106	4%

The following table reconciles digital earnings (loss) to the most directly comparable GAAP measure of (loss) earnings from continuing operations before interest, other income (charges), net and income taxes (amounts in millions):

	FY	FY	Improvement/	Q4	Q4	Improvement/
	2007	2006	(Decline)	2007	2006	(Decline)

Digital earnings (loss), as presented	$ 176	$ (13)	$ 189	$ 146	$ 141	$ 5
Traditional earnings (loss), as presented	212	242	(30)	(4)	52	(56)
New technologies loss	(45)	(68)	23	(12)	(10)	(2)
Restructuring costs and other items, net	(573)	(637)	64	-	(49)	49
(Loss) earnings from continuing operations before interest, other income (charges), net and income taxes (GAAP basis), as presented	$ (230)	$ (476)	$ 246	$ 130	$ 134	$ (4)

The following table reconciles net cash generation to the most directly comparable GAAP measure of net cash provided by continuing operations from operating activities (amounts in millions):

	FY 2007	FY 2006	Q4 2007	Q4 2006

Net cash generation, as presented	$333	$365	$1,132	$905
Net proceeds from sales of businesses/assets	(227)	(178)	(81)	(66)
Net cash flow from HPA	(158)	-	(158)	-
Investments in unconsolidated affiliates	-	19	-	9
Dividend payments	145	144	73	72
Free cash flow	93	350	966	920
Additions to properties	259	335	80	82
Net cash provided by continuing operations from operating activities (GAAP basis), as presented
	$352	$685	$1,046	$1,002

The following table reconciles CDG revenue from digital products growth to the most directly comparable GAAP measure of CDG total revenue growth:

Q4
Growth/
(Decline)

CDG revenue from digital products growth, as presented	17%
CDG revenue from traditional products decline	-15%
CDG total revenue growth, as presented	8%

The following tables reconcile GCG revenue from digital products growth to the most directly comparable GAAP measure of GCG total revenue growth:

	Q4 07	Q4 06	Q4 Growth/ (Decline)

GCG revenue from digital products growth, as presented	$891	$799	12%
GCG revenue from traditional products decline	107	134	-20%
GCG total revenue growth, as presented	$998	$933	7%

As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the fourth quarter of 2007 and 2006, respectively.

	4th Quarter

	2007		2006
(in millions, except per share data)
	$	EPS	$	EPS

Earnings (loss) from continuing operations - GAAP	$92	$0.31	$(15)	$(0.05)

Items of Comparability - Expense/(Income):

COGS
- Charges for accelerated depreciation in connection with the focused cost reduction actions	4		60
- Foreign contingencies	(5)
- Charges for inventory writedowns in connection with focused cost reduction actions	1		3
Subtotal	-	-	63	0.22

SG&A
- Legal Settlement (reversals)/charges	-		(6)
Subtotal	-	-	(6)	(0.02)

Restructuring
- Charges for focused cost reduction actions	63		14
Subtotal	63	0.21	14	0.05

Other Operating Income/(Charges), Net
- Gains on sale of property related to focused cost reduction actions, net	(116)		(22)
- Impairment of Lucky Film intangible asset	46		-
- Adjustment for loan loss	7
Subtotal	(63)	(0.21)	(22)	(0.08)

Other Income/(Charges)
- Impairment of equity method investment	5		-
Subtotal	5	0.02	-	-

Taxes
- Net release of foreign valuation allowances and adjustments of uncertain tax positions	25		89
- Tax impacts of the above-mentioned pre-tax items	(2)		20
Subtotal	23	0.07	109	0.38

CONTACT:
Eastman Kodak Company
Media:
David Lanzillo, 585-781-5481
david.lanzillo@kodak.com
or
Barbara Pierce, 585-724-5036
barbara.pierce@kodak.com
Or
Investor Relations:
Ann McCorvey, 585-724-5096
antoinette.mccorvey@kodak.com
or
Angela Nash, 585-724-0982
angela.nash@kodak.com